Exhibit h.18.b

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

This Amendment No. 2 (the “Amendment”) is effective as of October 1, 2021 and amends the Participation Agreement dated October 1, 2021, as amended (the “Agreement”) by and among VIRTUS VARIABLE INSURANCE FUNDS (each, the “Trust”), VP DISTRIBUTORS, LLC (the “Distributor”) and BRIGHTHOUSE LIFE INSURANCE COMPANY (the “Company” or “Brighthouse”) on its own behalf and on behalf of each of its separate accounts (“Accounts”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning described to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the funds (“Fund” or “Funds”) that constitute separate portfolios of the Trust and that serve as funding vehicles for Brighthouse, on behalf of the Accounts, that issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of Brighthouse (“Contract Owners”);

WHEREAS, the Trust maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) requires an issuer to deliver a physical copy of a prospectus before completing the sale of a security;

WHEREAS, Rule 498 under the 1933 Act (“Rule 498”) permits a Fund to satisfy its prospectus delivery obligations under Section 5(b)(2) of the 1933 Act by sending key information to investors in the form of a summary prospectus and providing the statutory prospectus on a website;

WHEREAS, the Trust and the Distributor do not currently rely on Rule 498 with respect to the use of Fund summary prospectuses but may determine to do so in the future;

WHEREAS, Section 5(b)(2) of the 1933 Act may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of paragraph (j) of Rule 498A;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the 498A Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website; and

WHEREAS, all other terms of the Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and considerations set forth herein, and to other good and valuable consideration, the Parties agree to supplement and amend the Agreement as follows:

1.	Maintaining Website, Posting and Availability of Disclosure Documents. Brighthouse shall be responsible for and shall fulfill the website posting and other applicable requirements and obligations of the Accounts specified in Rule 498A(j). Without limiting the generality of the foregoing:

a.	The Trust shall provide Brighthouse with the following materials relating to each Fund so that Brighthouse can post the materials to the Specified Website. The Specified Website shall be publicly accessible and the 498A Required Materials (as defined below) posted on the Specified Website shall be publicly accessible, free of charge and shall include: (i) current Summary Prospectus of the funds; (ii) current Statutory Prospectus for the Funds; and (iii) current Statement of Additional Information (“SAI” for the Funds) (as such documents are specified in paragraph (iii) of Rule 498A(j)(1)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rule 498A, the “498A Required Materials”). The Trust shall provide the materials specified in (i), (ii), (iii), above to the Company on a timely and continuous basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts.

b.	The Trust shall ensure that the 498A Required Materials provided to Brighthouse are in a format, or formats, that are human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A(h)(2)(i);

c.	Brighthouse shall ensure that persons accessing the 498A Required Materials are able to permanently retain, free of charge, an electronic version of the 498A Required Materials in a format, or formats, that meet the conditions stated above in Section 1(b) (in accordance with Rule 498A(h)(3));

d.	In order for Brighthouse to ensure that the 498A Required Materials are kept current (up-to-date) and posted for the duration or period required by Rule 498A, and to facilitate a continuous offering of the Funds’ securities and the Contracts, the Trust shall promptly provide to Brighthouse any amendments to the 498A Required Materials;

e.	Brighthouse shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (h)(4) of Rule 498A, which shall constitute compliance with subsections (a) through (d) of this Section 1 of this Amendment (for the avoidance of doubt, for this purpose, “Registrant” referred to in said paragraph (h)(4) of Rule 498A means Brighthouse on behalf of the Accounts; and

f.	The Trust shall prepare and provide the Funds’ Statutory Prospectus and SAI so that those documents permit persons accessing them to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A).

2.	Specified Website and Paper Delivery

a.	Delivery of Paper Copy Upon “Ad Hoc” Request. Brighthouse shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the 498A Required Materials, in accordance with paragraph (i)(1) and (j)(3) of Rule 498A, subject to the expense provision in subsection (b)(ii) below.

b.	Expenses.

i.	Web Hosting and Electronic Delivery. The Trust and/or Distributor shall bear the expenses for the cost of managing, formatting, hosting and maintaining Required Materials on the website hosted by the Company. The Trust and/or Distributor shall also bear the cost of distributing the Required Materials for electronic delivery.

ii.	Delivery of Paper Copies. The Trust and/or Distributor shall be responsible for the reasonable costs of providing any electronic files and printing of any paper copies of Required Materials. The Trust and/or Distributor shall reimburse the Company for the costs of mailing (including postage expenses) the Fund’s then current Required Materials to Contract Owners.

c.	Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Trust shall use a summary prospectus for each Fund, in accordance with paragraph (j)(1)(ii) of Rule 498A.

3.	Fund Performance and Expense Data. Regardless of whether or not the Trust uses a summary prospectus for each Fund, the Trust shall provide such data regarding each Fund’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Trust shall provide:

a. the “Annual Portfolio Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6); and

b. the “Total Annual Fund Operating Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of Form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6); and

c. the “average annual total returns” for each fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10-year periods, and, as applicable, in accordance with Instruction 7 to Item 17 of Form N-4 and Instruction 7 to Item 18 of Form N-6).

The Trust shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than sixty (60) calendar days after the close of each Fund’s fiscal year.

4.	This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A and any interpretations of 498A by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Amendment to the Agreement as of date written below.

BRIGHTHOUSE LIFE INSURANCE COMPANY (on behalf of itself and each Account)

(“Brighthouse”)

By:	/s/ Jason Frain
Name:	Jason Frain
Title:	Vice President
Date:	10/06/2021

VIRTUS VARIABLE INSURANCE FUNDS
(the “Trust”)

By:	/s/ Heidi Griswold
Name:	Heidi Griswold
Title:	Vice President, Mutual Fund Services
Date:	10/01/2021

VP DISTRIBUTORS, LLC
(the “Distributor”)

By:	/s/ Heidi Griswold
Name:	Heidi Griswold
Title:	Vice President, Mutual Fund Services
Date:	10/01/2021